Exhibit 4.1

DESCRIPTION OF SECURITIES

The following summary of certain provisions of BEN securities does not purport to be complete and is subject to the Charter, the Bylaws and the provisions of applicable law.

Capital Stock

Authorized Capitalization

The total amount of BEN’s authorized capital stock consists of 750,000,000 shares of BEN Common Stock, par value $0.0001 per share, and 10,000,000 shares of BEN Preferred Stock, par value $0.0001 per share. BEN has approximately 33,714,991 shares of BEN Common Stock outstanding as of March 14, 2024.

The following summary describes the material provisions of BEN’s capital stock.

Preferred Stock

The BEN Board has authority to issue shares of BEN Preferred Stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of BEN Preferred Stock could have the effect of decreasing the trading price of BEN Common Stock, restricting dividends on BEN’s capital stock, diluting the voting power of BEN Common Stock, impairing the liquidation rights of BEN’s capital stock, or delaying or preventing a change in control of BEN.

Common Stock

BEN has one class of authorized common stock. Unless the BEN Board determines otherwise, BEN issues all of BEN’s capital stock in uncertificated form.

Voting Rights

The Charter provides that, except as otherwise expressly provided by the Bylaws or as provided by law, the holders of BEN Common Stock has at all times vote together as a single class on all matters; provided, however, that, except as otherwise required by law, holders of shares of BEN Common Stock are not be entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of BEN Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Charter. Except as otherwise expressly provided in the Charter or by applicable law, each holder of BEN Common Stock has the right to one vote per share of BEN Common Stock held of record by such holder.

The Bylaws provide that the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Charter. There are no cumulative voting rights.

Dividend Rights

The Bylaws provide that each holder of shares of BEN Common Stock is entitled to the payment of dividends and other distributions as may be declared by the BEN Board from time to time out of BEN’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of BEN’s Preferred Stock, if any, and any contractual limitations on BEN’s ability to declare and pay dividends.

Other Rights

Each holder of BEN Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of BEN Preferred Stock that BEN may designate and issue in the future. Holders of BEN Common Stock are not entitled to preemptive rights and such shares are not subject to conversion (except as noted above), redemption, or sinking fund provisions.

Liquidation Rights

If BEN is involved in voluntary or involuntary liquidation, dissolution or winding up of BEN’s affairs, or a similar event, each holder of BEN Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of BEN Preferred Stock, if any, then outstanding.

Warrants

BEN Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of BEN Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on April 13, 2024, provided in each case that we have an effective registration statement under the Securities Act covering the shares of BEN Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The Public Warrants will expire on March 14, 2029, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of BEN Common Stock pursuant to the exercise of a Public Warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the BEN Common Stock underlying such Public Warrant is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant is exercisable and we are not obligated to issue a share of BEN Common Stock upon exercise of such Public Warrant unless the BEN Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant is not entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.

We have filed with the SEC a registration statement for the registration, under the Securities Act, of the BEN Common Stock issuable upon exercise of the Public Warrants, which was declared effective by the SEC on February 14, 2024, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of BEN Common Stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that, if the BEN Common Stock is, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the BEN Common Stock issuable upon exercise of the Public Warrants is not effective by the June 7, 2024, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of BEN Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of BEN Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the BEN Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Public Warrants when the price per share of BEN Common Stock equals or exceeds $18.00. Once the Public Warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price of the BEN Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the BEN Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of BEN Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the BEN Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Public Warrants when the price per share of BEN Common Stock equals or exceeds $10.00. Once the Public Warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the BEN Common Stock except as otherwise described below;

●	if, and only if, the closing price of the BEN Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

●	if the closing price of the BEN Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of shares of BEN Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the BEN Common Stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the BEN Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of a Public Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant. If the exercise price of a Public Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value (as defined below) and the Newly Issued Price (as defined below) as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of BEN Common Stock
(period to expiration of Public Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of BEN Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the BEN Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.50 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 shares of BEN Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the BEN Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 shares of BEN Common Stock for each whole Public Warrant. In no event will the Public Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of BEN Common Stock per whole Public Warrant (subject to adjustment). Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of BEN Common Stock.

This redemption feature differs from the typical Public Warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of Public Warrants for cash (other than the Private Placement Warrants) when the trading price for the BEN Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the BEN Common Stock is trading at or above $10.00 per public share, which may be at a time when the trading price of the BEN Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Public Warrants without the Public Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Public Warrants when the price per share of BEN Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Public Warrants based on an option pricing model with a fixed volatility input as of the date of DHC’s IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed. We are required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the Public Warrants when the BEN Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it provides certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the BEN Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of BEN Common Stock than they would have received if they had chosen to wait to exercise their Public Warrants for BEN Common Stock if and when such BEN Common Stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of BEN Common Stock are issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we round down to the nearest whole number of the number of shares of BEN Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than the BEN Common Stock pursuant to the Warrant Agreement, the Public Warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than BEN Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Public Warrants.

Redemption Procedures

Exercise Limitations. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the BEN Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of BEN Common Stock is increased by a capitalization or share dividend payable in shares of BEN Common Stock, or by a sub-division of common stock or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of shares of BEN Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase BEN Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of BEN Common Stock equal to the product of (i) the number of shares of BEN Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for BEN Common Stock) and (ii) one minus the quotient of (x) the price per share of BEN Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for BEN Common Stock, in determining the price payable for BEN Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of BEN Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the BEN Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the BEN Common Stock on account of such shares of BEN Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the BEN Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of BEN Common Stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share or (c) to satisfy the redemption rights of the holders of DHC Class A Shares in connection with the Business Combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of BEN Common Stock in respect of such event.

If the number of outstanding shares of BEN Common Stock is decreased by a consolidation, combination or reclassification of BEN Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of BEN Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of BEN Common Stock.

Whenever the number of shares of BEN Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of BEN Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of BEN Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of BEN Common Stock (other than those described above or that solely affects the par value of such BEN Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding BEN Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of shares of BEN Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of BEN Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the Charter) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding BEN Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the BEN Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of BEN Common Stock in such a transaction is payable in the form of BEN Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrants are issued in registered form under the Warrant Agreement between Continental, as warrant agent, and us. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Public Warrants and the Warrant Agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on common stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the Form 8-K dated March 14, 2024, for a complete description of the terms and conditions applicable to the Public Warrants.

The warrant holders do not have the rights or privileges of holders of BEN Common Stock and any voting rights until they exercise their Public Warrants and receive BEN Common Stock. After the issuance of BEN Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

BEN Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants (including the BEN Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until April 13, 2024 (except pursuant to limited exceptions) and they are not redeemable by us (except as described under “—BEN Public Warrants—Redemption of Public Warrants when the price per share of BEN Common Stock equals or exceeds $10.00”) so long as they are held by our Sponsor or its permitted transferees (except as otherwise set forth herein). Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 65% of the number of the then outstanding Private Placement Warrants.

Except as described above under “—BEN Public Warrants—Redemption of Public Warrants when the price per share of BEN Common Stock equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of BEN Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of BEN Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” means the average reported closing price of the BEN Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants are exercisable on a cashless basis so long as they are held by Sponsor and its permitted transferees is because it was not known at the time of the Business Combination whether they would be affiliated with us following the Business Combination. If they remained affiliated with us, their ability to sell our securities in the open market would be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike holders of BEN Common Stock who could exercise their Public Warrants and sell the BEN Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

BEN Compensatory Warrants

In connection with the Business Combination, the Prior BEN Compensatory Warrants were assumed by the Company, and each Prior BEN Compensatory Warrant was converted into a warrant of the Company to purchase a number of shares of BEN Common Stock (rounded down to the nearest whole share) (the “BEN Compensatory Warrants”) equal to (A) the number of shares of BEN Common Stock subject to such Prior BEN Compensatory Warrants immediately prior to the closing of the Business Combination, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to (1) the exercise price per share of such Prior BEN Compensatory Warrant immediately prior to the closing of the Business Combination, divided by (2) the Exchange Ratio. The Prior BEN Compensatory Warrants were issued at varying exercise prices between $0.10 and $1.00, and as adjusted the Exercise Prices for the BEN Compensatory Warrants are $0.38 and $3.71, respectively (the “Exercise Price”).

The rights represented by the BEN Compensatory Warrants may be exercised in whole or in part at any time during the exercise period set forth in the applicable BEN Compensatory Warrant (the “Exercise Period”), by delivery to the Company of (i) an executed notice of exercise in the form attached to the BEN Compensatory Warrants, (ii) Payment of the Exercise Price either (a) in cash or by check, or (b) by cancellation of indebtedness, and (iii) and a copy of the BEN Compensatory Warrant.

Notwithstanding any provisions in the BEN Compensatory Warrants to the contrary, if the fair market value of one share of Common Stock issuable upon exercise of the BEN Compensatory Warrants (an “Exercise Share”) is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising the BEN Compensatory Warrant by payment of cash, the holder may elect to receive shares equal to the value (as determined below) of the BEN Compensatory Warrant (or the portion thereof being canceled) by surrender of the BEN Compensatory Warrant in which event the Company shall issue to the holder a number of Exercise Shares equal to (A) the number of Exercise Shares purchasable under the BEN Compensatory Warrant or, if only a portion of the BEN Compensatory Warrant is being exercised, that portion of the BEN Compensatory Warrant being canceled (at the date of such calculation) multiplied by (i) the fair market value of one Exercise Share (at the date of such calculation) minus (ii) the Exercise Price (as adjusted to the date of such calculation), divided by (B) the fair market value of one Exercise Share (at the date of such calculation).

No fractional shares shall be issued upon the exercise of a BEN Compensatory Warrant as a consequence of any adjustment pursuant thereto. All Exercise Shares (including fractions) to be issued upon exercise of a BEN Compensatory Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of one Warrant share by such fraction.

The warrant holders do not have the rights or privileges of holders of BEN Common Stock and any voting rights until they exercise their BEN Compensatory Warrants and receive BEN Common Stock. After the issuance of BEN Common Stock upon exercise of the BEN Compensatory Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the BEN Compensatory Warrants will be brought and enforced in the courts of the State of Wyoming, as applied to agreements among California residents, made and to be performed entirely within the State of Wyoming without giving effect to conflicts of laws principles, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Anti-takeover Effects of the Charter and the Bylaws

The Charter and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of BEN. BEN expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of BEN to first negotiate with the BEN Board, which BEN believes may result in an improvement of the terms of any such acquisition in favor of BEN’s stockholders. However, they also give the BEN Board the power to discourage mergers that some stockholders may favor.

Special Meetings of Stockholders

The Charter provides that a special meeting of stockholders may be called by the (a) the Chairperson of the BEN Board, (b) the Chief Executive Officer, (c) the President of BEN or (d) the BEN Board pursuant to a resolution adopted by a majority of the authorized directors.

Staggered Board

The BEN Board is divided into three classes. The directors in each class serves for a three-year term, one class being elected each year by BEN stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of BEN, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

The BEN Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of at least 50% of the voting power of all of the then outstanding shares of voting stock of BEN entitled to vote thereon.

Stockholders Not Entitled to Cumulative Voting

The Charter does not permit stockholders to cumulate their votes thereon. Accordingly, the holders of a majority of the outstanding shares of BEN Common Stock entitled to vote thereon can elect all of the directors standing for election, if they choose, other than any directors that holders of BEN Preferred Stock may be entitled to elect.

Delaware Anti-takeover Statute

BEN is not subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning fifteen percent (15%) or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-give percent (85%) of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our board of directors has determined to opt out and not be subject to Section 203 of the DGCL.

Amendment of Bylaws

The Charter provides that the Bylaws may be altered, amended, or repealed by (i) a majority of the BEN Board and (ii) the affirmative vote of at least 50% of the voting power of all of the then outstanding shares of voting stock of BEN entitled to vote thereon.

Limitations on Liability and Indemnification of Officers and Directors

The Charter provides that BEN will indemnify BEN’s directors to the fullest extent authorized or permitted by applicable law. BEN expects to enter into agreements to indemnify BEN’s directors, executive officers and other employees as determined by the BEN Board. Under the Bylaws, BEN is required to indemnify each of BEN’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of BEN or was serving at BEN’s request as a director, officer, employee or agent for another entity. BEN must indemnify BEN’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of BEN, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require BEN to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by BEN. Any claims for indemnification by BEN’s directors and officers may reduce BEN’s available funds to satisfy successful third-party claims against BEN and may reduce the amount of money available to BEN.

Exclusive Jurisdiction of Certain Actions

This Charter provides that, unless otherwise consented to by BEN in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of BEN; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, shareholder or employee of BEN to BEN or its stockholders; (iii) any action or proceeding asserting a claim against BEN or any director, officer, shareholder or employee of BEN relating to any provision of the DGCL or the Charter or the Bylaws of BEN; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Charter or the Bylaws of BEN, (v) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against BEN or any current or former director, officer, shareholder, or employee of BEN governed by the internal affairs doctrine of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) having personal jurisdiction over an indispensable party named as a defendant therein. The Charter further provides that this exclusive forum provision does not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

The Charter further provides that, unless BEN consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by BEN, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Additionally, the Charter provides that any person or entity holding, owning, or otherwise acquiring any interest in any of BEN’s securities is deemed to have notice of and consented to these provisions.

Transfer Agent

The transfer agent for BEN Common Stock is Continental Stock Transfer & Trust Company.